EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, announced financial results for the quarter ended September 30, 2020.

Financial Highlights Q1, 2020-21

●	Net revenues decreased to PKR 1,115 million compared to PKR 1,318 million in corresponding quarter of last fiscal year

●	Gross profit decreased to PKR 448 million versus PKR 511 million in the same period of last fiscal year

●	Company posted a net profit of PKR 127 million or a profit of PKR 1.41 per diluted share compared to a net loss of PKR 190 million last year or a loss of PKR 2.11 per diluted share

Company posted revenues of PKR 1,115 million for the quarter ended September 30, 2020 compared with PKR 1,318 million in same quarter of last year. Revenue dropped mainly due to no license revenue being recorded in the current quarter. Gross profit reduced to PKR 448 million compared to PKR 511 million in the corresponding period. Cost of sales of the company decreased from PKR 807 million to PKR 667 million in the reporting quarter. The Company posted a net profit after tax of PKR 127 million or a profit of PKR 1.41 per diluted share in comparison of a net loss of PKR 190 million or a loss of PKR 2.11 per diluted share in the same quarter of fiscal year 2020.